Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 14, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Cencosud S.A.’s Annual Report on Form 20-F for the year ended December 31, 2015.  We also consent to the references to us under the headings “Presentation of Financial and Other Information” and “Experts”, in such Registration Statement.

/s/PricewaterhouseCoopers

Santiago, Chile

July 8, 2016